Exhibit 10.23.1

STATE OF TEXAS	HHSC CONTRACT No.: 529-00-139-J

COUNTY OF TRAVIS

AMENDMENT 10
TO THE AGREEMENT BETWEEN THE
HEALTH & HUMAN SERVICES COMMISSION
AND
AMERIGROUP TEXAS, INC.
FOR HEALTH SERVICES
TO THE
CHILDREN’S HEALTH INSURANCE PROGRAM

     THIS CONTRACT AMENDMENT (the “Amendment”) is entered into between the HEALTH & HUMAN SERVICES COMMISSION (“HHSC”), an administrative agency within the executive department of the State of Texas, and AMERIGROUP Texas, Inc. (“CONTRACTOR”), a health maintenance organization organized under the laws of the State of Texas, possessing a certificate of authority issued by the Texas Department of Insurance to operate as a health maintenance organization, and having its principal office at 1200 Copeland Road, Suite 200, Arlington, Texas 76011. HHSC and CONTRACTOR may be referred to in this Amendment individually as a “Party" and collectively as the “Parties.”

     The Parties hereby agree to amend their original contract, HHSC contract number 529-00-139 (the “Agreement”), as set forth in Article 2 of this Amendment.

ARTICLE 1. PURPOSE.

Section 1.01 Authorization.

     This Amendment is executed by the Parties in accordance with Article 8 of the Agreement.

Section 1.02  Effective Date of changes

     (a)  General effective date of changes.

     Except as provided in paragraph (b) of this Section 1.02 below, this Amendment is effective September 1, 2003, and terminates on the Expiration Date of the Agreement, unless extended or terminated sooner by HHSC in accordance with the Agreement.

     (b)  Notwithstanding the effective date established under paragraph (a) of this Section 1.02, Section 2.04 of this Amendment, which modifies Section 11.06 of the Agreement, is effective November 1, 2003.

ARTICLE 2. AMENDMENT TO THE OBLIGATIONS OF THE PARTIES.

Section 2.01 General

“The Texas Legislature enacted Senate Bill 418 during its 78th Regular Session. Section 20 of the bill adds Article 21.03 to Chapter 21, Subchapter E of the Insurance Code. Article 21.30 provides:

If the commissioner of insurance, in consultation with the commissioner of health and human services, determines that a provision of Section 3A, 3C-J, or 10-12, Article 3.70-3C, or

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10-12, Article 3.70-3C of this code, as added by Chapter 1024, Acts of the 75th Legislature, Regular Session, 1997, Section 843.209 or 843.319 of this code, Subchapter J, Chapter 843 of this Code, or Article 21.52Z of this code will cause a negative fiscal impact on the state with respect to providing benefits or services under Subchapter XIX, Social Security Act (42 U.S.C. Section 1396 et seq.), as amended, or Subchapter XXI, Social Security Act (42 U.S.C. Section 1397aa et seq.), as amended, the commissioner of insurance by rule shall waive the application of that provision to the providing of those benefits and services.

Pursuant to this authority, TDI waived application of Senate Bill 418 as it pertains to the above-referenced provisions of the Insurance Code for CHIP benefits and services. The intent of the Parties to this Agreement is that, for the above-referenced provisions of the Insurance Code, the law in effect immediately prior to the effective date of Senate Bill 418 will continue to govern the CONTRACTOR’s performance under this Agreement. Consequently, all citations in this Agreement to the above-referenced provisions of the Insurance Code, their predecessor statutes, and related administrative rules refer to the laws and rules in effect immediately prior to the effective date of Senate Bill 418.”

Section 2.02 Modification to Section 10.02, Time and manner of premium payment

     Section 10.02, Time and manner of premium payment, is modified with the addition of a new subsection (d), as follows:

“Section 10.03 Time and manner of Premium Payment

(d) For the period beginning September 1, 2003 and ending August 31, 2004, CONTRACTOR will be entitled to a payment in accordance with this subsection (d). CONTRACTOR will be paid based on per member/per month premiums and new and current enrollment figures (including disenrollment adjustments to previous monthly enrollment totals). The Administrative Services Contractor will convey premiums payable information to CONTRACTOR for data reconciliation and to the Management Services Contractor. CONTRACTOR must reconcile the data and report any errors to the Management Services Contractor by the cut-off date of the next month. The Management Services Contractor will pay CONTRACTOR by the first business day following the 14th day of each month. CONTRACTOR must accept payment for premiums by direct deposit into CONTRACTOR’s account. For the period beginning September 1, 2003 and ending August 31, 2004, the premium rates are:

CSA #	Under Age 1	Ages 1-5	Ages 6-14	Ages 15-18

CSA #2	$326.77	$66.51	$43.56	$86.65
CSA #6	$332.14	$67.60	$44.30	$88.82

CONTRACTOR does not bill HHSC, the Administrative Services Contractor, other state agencies, or institutions for the monthly premium payment.”

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Section 2.03 Modifications to Article 11, CHIP Eligibility, Enrollment, Disenrollment, And Cost-Sharing, of the Agreement

     Sections 11.01, 11.02, 11.03, and 11.04 are replaced with the following language:

“Section 11.01 CHIP Eligibility.” (a) Generally.

CHIP eligibility will be determined by the Administrative Services Contractor. The Administrative Services Contractor will enroll and disenroll eligible individuals into and out of CHIP. Parents or guardians will enroll eligible individuals into a health plan.

(b) Continuous coverage for first six months.

A child who is CHIP-eligible will have six months of continuous coverage. An exception to this occurs for children enrolled between July 1, 2003 and October 1, 2003, who initially receive 12 months of continuous coverage, at the time of enrollment. However, these children will actually begin the renewal process in the fourth month of coverage and complete a six-month term of coverage.

Through September 30, 2003, MEMBER is covered as of the first day of the month following the MEMBER’S enrollment. If a MEMBER’S enrollment occurs after the monthly enrollment cut-off, the MEMBER will be covered on the first day of the second month following the month of enrollment. Upon enrollment, a MEMBER will be issued a Member identification card by HEALTH PLAN. Coverage will be in effect for an initial term of six months or the extended time period for a pregnant MEMBER.

As of October 1, 2003, children enrolling in CHIP for the first time, or returning to CHIP after disenrollment, will be subject to a waiting period before coverage actually begins. The waiting period for a child is determined by the date on which he/she is found eligible for CHIP, and extends for a duration of 3 months. If the child is found eligible for CHIP on or before the 15th day of a month, then the waiting period begins on the first day of that same month. If the child is found eligible on or after the 16th day of a month, then the waiting period begins on the first day of the next month. Please refer to the table below for examples of how the waiting period affects the beginning of coverage. A child will remain covered for a term of 6 continuous months.

(c) Pregnant Members and infants.

CONTRACTOR, through electronic means, or the providers, through calls to the provider hotline, will notify the Administrative Services Contractor when a pregnancy is diagnosed. Pregnant members, with the exception of Legal Permanent Residents and other legally qualified aliens who are not barred from Medicaid due to federal eligibility restrictions, will be referred to Medicaid for eligibility determination. Those members who are determined to be

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Medicaid eligible will be disenrolled from the CONTRACTOR. Medicaid coverage will be coordinated to begin immediately after CHIP eligibility ends so that there is no gap in health care coverage. In the event the CONTRACTOR remains unaware of a member’s pregnancy until delivery, the delivery will be covered by CHIP. The Administrative Services Contractor will suspend the Member’s eligibility expiration date after notification of the delivery is received. The Administrative Services Contractor will unsuspend the mother’s eligibility expiration date and set the mother’s eligibility expiration date at the later of (1) the end of the second month following the month of the baby’s birth or (2) the date when the mother’s eligibility would have expired if it had not been suspended during her pregnancy.

To further ensure the reliability of the data, families also will be encouraged to notify the Administrative Services Contractor by phone or in writing when delivery of a baby to a CHIP-enrolled Member occurs.

Most newborns born to CHIP members or CHIP heads of household will be Medicaid eligible. Eligibility of newborns must be determined for CHIP before enrollment can occur. The CHIP Administrative Services Contractor should be notified as soon after delivery as possible. For newborns determined to be CHIP-eligible, the baby will be covered from the beginning of the month of birth.

(d) Span of coverage.

If a Member’s effective date of coverage occurs while the Member is confined in a hospital, the CONTRACTOR is responsible for the Member’s costs of Covered Services beginning on the Effective Date of Coverage. For each day that the Member is hospitalized beginning on the Effective Date of Coverage, HHSC will pay to CONTRACTOR $700 for non-ICU care and $1400 for ICU care. If a Member is disenrolled while the Member is confined in a hospital, CONTRACTOR’s responsibility for the Member’s costs of Covered Services terminates on the Date of Disenrollment. Six months after the Implementation Date, the Parties will review CONTRACTOR’s data, and if either party believes that these payments are insufficient, either Party can instigate the Change Order process set out in Article 8. The Parties agree to negotiate any requested Change Order in good faith.”

Section 11.02 Enrollment

“To enroll in CONTRACTOR’s health plan, the Member’s permanent residence must be located within CONTRACTOR’s CSA.

HHSC makes no guarantees or representations to CONTRACTOR regarding the number of eligible Members who will ultimately be enrolled into CONTRACTOR’s health plan.

The Administrative Services Contractor will electronically transmit to CONTRACTOR new Member information, PCP selections, and change information applicable to active Members five (5) business days prior to the first day of each month. This monthly transmittal date is defined as the “cut-off date.” A six-month term of coverage begins on the first day of the month following transmittal of new member data to

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CONTRACTOR. CONTRACTOR must accept all persons who reside within CONTRACTOR’s CSA and who choose to enroll in CONTRACTOR’s health plan without regard to the Member’s health status or any other factor.

A Member is enrolled in the health plan initially selected for six (6) months, beginning with the date that the individual is first covered by that health plan or the applicable time period if the Member is pregnant as is set out in section 11.01(c). However, CONTRACTOR must accommodate Member requests to change health plans for exceptional reason or good cause including, but not limited to:

(a)	permanent relocation from a CHIP Service Area; or

(b)	permanent relocation within CONTRACTOR’s CSA that necessitates a change in the Member’s Primary Care Provider that CONTRACTOR cannot accommodate within the prescribed TDI access standards.

Additional reasons that qualify as an exceptional reason or good cause will be determined by HHSC on a case-by-case basis or by rule. Members may change health plans the first day of the month following the month in which exceptional reason or good cause situation occurred, in accordance with the same cut-off processing timeframes applied to new Members. All changes must be handled through the Administrative Services Contractor. If a Member changes health plans while the Member is confined in a hospital, the health plan from which the Member is moving is responsible for all charges until the Member is discharged.

There is no retroactive enrollment in CHIP.”

Section 11.03 Re-enrollment

“At the beginning of the fourth month of coverage, the Administrative Services Contractor will send a notice to the family outlining the next steps for renewal or continuation of coverage. The Administrative Services Contractor will also send a notice to CONTRACTOR regarding its Members and to a community-based outreach organization providing follow-up assistance in the Members’ areas. To promote continuity of care for children eligible for re-enrollment, CONTRACTOR may facilitate re-enrollment through reminders to Members and other appropriate means. Failure of the family to respond to the Administrative Services Contractor’s renewal notice will result in disenrollment from the plan and from CHIP.”

Section 11.04 Disenrollment due to loss of eligibility.

“For those Members who are disenrolled because they are no longer eligible for CHIP, CONTRACTOR will receive from the Administrative Services Contractor notice informing CONTRACTOR that the Members’ coverage will end on a particular date. Disenrollment due to loss of eligibility includes, but is not limited to:

•	“Aging-out” when a child turns nineteen;

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•	Failure to re-enroll at the conclusion of the 6-month term of coverage;

•	Change in health insurance status, such as a child enrolling in an employer-sponsored health plan;

•	Failure to meet monthly cost-sharing obligation;

•	Death of a child;

•	The child permanently moves out of the state; and

•	Data match with the Medicaid system indicates dual enrollment in Medicaid and CHIP.

In most cases, if a child is disenrolled from CHIP, the child loses his or her CHIP eligibility and will have to re-apply for a determination of CHIP eligibility. Children not subject to re-application include, but are not necessarily limited to:

Children who meet reinstatement requirements after disenrollment due to failure to meet cost-share obligation; and,

Children who successfully re-enroll in the first month after disenrollment due to failure to re-enroll by the conclusion of their 6-month term of coverage.

Regardless of the reason for retroactive disenrollment, recoupment of premium payments by HHSC shall be in accordance with section 10.05. Under no circumstances may HHSC recoup premiums paid for a period greater than two (2) months.”

Section 2.04 Modification to Section 11.06, Cost-Sharing, of the Agreement

          Section 11.06, Cost-Sharing is replaced with the following language:

          Section 11.06 Cost-Sharing.

“Health care providers within CONTRACTOR’s network are responsible for collecting all Member co-payments and deductibles at the time of service. Co-payments that families must pay vary according to their income level. Applicable co-payments effective as of November 1, 2003 are listed in Cost Sharing table below. No co-payments apply, at any income level, to well-child or well-baby visits or immunizations.

Upon notification from the Administrative Services Contractor that a family is approaching its cost-sharing limit for the term of coverage, CONTRACTOR will generate and mail to the Member a new Member ID card, showing that the Member’s cost-sharing obligation for that term of coverage has been met. No cost-sharing may be collected from these Members for the balance of their term of coverage.

Except for costs associated with unauthorized non-emergency services provided to a Member by out-of-network providers and for non-covered services, the co-payments and deductibles outlined in the table below are the only amounts that a provider may collect from a CHIP-eligible family.

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Federal law prohibits charging co-payments or deductibles to Members of Native American Tribes. The Administrative Services Contractor will notify CONTRACTOR of Members who are Native Americans and who are not subject to cost-sharing requirements. CONTRACTOR is responsible for educating providers about the cost-sharing waiver for this population.

A CONTRACTOR’s monthly premium payment will not be reduced for a family’s failure to make its premium payment. There is no relationship between the per member/per month amount owed to an CONTRACTOR for coverage provided during a month and the family’s payment of its premium obligation for that month.

CHIP COST SHARING
(as of November 1, 2003)

Charge
At or below 100% of FPL	(Changes in Bold)

Enrollment Fee	$0
Monthly Premium	$0
Office Visit	$ 3
ER	$3
Generic Drug	$0
Brand Drug	$3
Co-pay Cap	1.25% (of family’s income)
Deductible, non-institutional	$0
Deductible, institutional	$0
Facility Co-pay, Inpatient	$10
Facility Co-pay, Outpatient	$0
101% to 150% of FPL	Charge
Enrollment Fee	$ 0
Monthly Premium	$15
Office Visit	$ 5
ER	$5
Generic Drug	$0
Brand Drug	$5
Co-pay Cap	1.25% (of family’s income)
Deductible, non-institutional	$0
Deductible, institutional	$0
Facility Co-pay, Inpatient (per admission)	$25
Facility Co-pay, Outpatient	$0
151% to 185% of FPL	Charge
Enrollment Fee	$ 0
Monthly Premium	$20 per mo./per family
Office Visit	$7
ER	$50
Generic Drug	$5
Brand Drug	$20
Co-pay Cap	2.5% (of family’s income)
Deductible, non-institutional	$0
Deductible, institutional	$0
Facility Co-pay, Inpatient (per admission)	$50
Facility Co-pay, Outpatient	$0
186% to 200% of FPL	Charge
Enrollment Fee	$0
Monthly Premium	$25 per mo./per family

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CHIP COST SHARING
(as of November 1, 2003)

Office Visit	$10
ER	$50
Generic Drug	$5
Brand Drug	$20
Co-pay Cap	2.5% (of family’s income)
Deductible, non-institutional	$0
Deductible, institutional	$0
Facility Co-pay, Inpatient (per admission)	$100
Facility Co-pay, Outpatient	$0

Section2.05 Modification to Article 12, Scope of CHIP Covered Services, of the Agreement

Section 12.07 is deleted in its entirety and new Section 12.07 is added as follows.

“Section 12.07 Court-ordered Commitments.

[Deleted]

Section 12.07 In-patient Psychiatric.

HHSC will reimburse CONTRACTOR for members receiving services on an inpatient basis in a psychiatric facility on August 31, 2003, for the lengths of their stays, based on their contracted rates with providers. Inpatient psychiatric services may not extend more than 45 days, including the length of stay before August 31, 2003.

The process for reimbursement will be consistent with new enrollee hospital and supplemental reimbursement claims submitted on the Supplemental Claims Form for CHIP Health Plans.”

Section 2.06 Modification to Article 13, Member Services, of the Agreement

Section 13.01 is replaced with the following language: “Section 13.01 Member Education.

“CONTRACTOR must, at a minimum, develop and implement health education initiatives that educate Members about:

(a)	How the HMO system operates;

(b)	How to obtain services, including:

(1)	Accessing OB/GYN and plan requirements concerning specialty care;

(2)	Emergency services;

(3)	Behavioral health care services;

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(4)	Care and treatment, under CONTRACTOR’s plan, for Members with disabilities and Children with Special Health Care Needs; and

(5)	Early Childhood Intervention (ECI) Services;

(c)	Covered Services, limitations and any Value-added Services offered by CONTRACTOR;

(d)	Member co-payments, if applicable; and

(e)	The value of screening and preventive care.

CONTRACTOR also must provide child-oriented, disease specific-information, and educational materials to Members.

CONTRACTOR must educate members about the following:

•	Requirement that pregnant members notify CONTRACTOR upon learning of pregnancy,

•	Requirement that Medicaid-eligible members receive services through Medicaid,

•	The more comprehensive scope of services provided through Medicaid,

•	Automatic newborn coverage until age one year provided in Medicaid for babies of mothers enrolled in Medicaid at the time of delivery,

•	Requirement that if a CHIP member does not notify CONTRACTOR of pregnancy until or after delivery, the newborn will have to go through eligibility determination with the CHIP Administrative Services Contractor for Medicaid and CHIP before enrollment can begin.

In addition to the above requirements, CONTRACTOR must make any additional educational initiatives outlined in its Proposal appropriately available to Members.”

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ARTICLE 3. REPRESENTATIONS AND AGREEMENT OF THE PARTIES

     The Parties contract and agree that the terms of the Agreement will remain in effect and continue to govern except to the extent modified in this Amendment.

     By signing this Amendment, the Parties expressly understand and agree that this Amendment is hereby made a part of the Agreement as though it were set out word for word in the Agreement.

     IN WITNESS HEREOF, HHSC and the CONTRACTOR have each caused this Amendment to be signed and delivered by its duly authorized representative.

	AMERIGROUP TEXAS, INC.	HEALTH AND HUMAN SERVICES COMMISSION

By:		By:

	James D. Donovan, Jr.	Albert Hawkins
	President and CEO	Commissioner

Date:		Date:

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